Exhibit 99.1

Turtle Beach Announces Third Quarter 2014 Results

SAN DIEGO, CA, November 10, 2014 – Turtle Beach Corporation (NASDAQ: HEAR) today announced financial results for the third quarter ended September 30, 2014.

Highlights & Developments

•	Third quarter net revenue of $33.3 million, lifts net revenue to $93.9 million for the first nine months of 2014, a 1.7% increase over revenue of $92.4 million in the first nine months of 2013.

•	Third quarter gross margin improved 70 basis points to 23.3%, contributing to a 100 basis point increase to 26.5% for the first nine months of 2014.

•	Gross profit for the first nine months of 2014 was $24.9 million, representing an increase of 5.4% over the same period a year ago.

•	Increased the number of next-generation headsets available at retail to eight new Xbox One and five new PlayStation®4 compatible headsets, by far the most complete line-up in the industry.

•	Improved PC gaming headset sell-through in the U.S. by over 75% year-over-year for the first nine months of 2014 and introduced complementary PC keyboards and mice via a licensing agreement to further drive PC headset sales and share gains.

•	Launched Turtle Beach officially-licensed Xbox One gaming headsets in China to coincide with the September launch of Xbox One consoles.

•	Further strengthened intellectual property asset base to 118 issued and pending patents.

•	First wide-scale deployment of HyperSound® virtual reality audio zones in Activision Call of Duty®: Advanced Warfare retail displays in approximately 1,000 Best Buy locations in North America.

•	Hired experienced hearing health executive Rodney Schutt to lead HyperSound business.

“Our third quarter was highlighted by the start of sell-in of our most advanced, feature-rich gaming headsets for Xbox One and Playstation®4 which bring the user experience to new heights and put us in a great position to capitalize on what is expected to be several years of robust growth for the gaming industry,” commented Juergen Stark, chief executive officer of Turtle Beach. “The third quarter was also marked by the retail debut of our console gaming headsets in China in conjunction with Microsoft’s launch of Xbox One in this large, untapped market. At the same time we improved gross margin versus the same period a year ago despite lower revenue driven by timing differences in product launches and international orders versus 2013.”

Mr. Stark continued, “We believe the gaming software market is close to an inflection point in the next generation console cycle that we expect to be the start of significant tailwinds for our business. Recent AAA multi-player game launches have had a very positive impact on our retail sell-through, providing us with solid momentum heading into the holiday season, when we typically generate more than 50% of our annual revenues. However, it is important to note that the recent delays in the launch of several key video game titles from the fourth quarter into next year and the continued trend of somewhat lower attach rates has altered our expectations regarding the timing of our sell-in over the coming months. As we’ve said all year, we are operating in a very fluid environment following the new console launches and our near-term focus is on setting the Company up for long-term success. With our first mover advantage on next generation compatible headsets, unmatched retail placement and leading market share, we believe we are in a great position to grow our Turtle Beach gaming headset business for years to come. At the same time, we’ve made important advancements in the development of our HyperSound technology — including the initial rollout of our commercial offering and new leadership — that we believe will strengthen the upcoming launch of our hearing health product line. We are confident that the strategic course we are on will deliver sustainable growth, increased profitability and significant shareholder value.”

Third Quarter and First Nine Months 2014 Review

Net revenue in the third quarter was $33.3 million, compared with $38.3 million in the same period in 2013. The decrease in revenue was driven primarily by the timing of international shipments and release dates of certain new headsets that shifted sales into the fourth quarter. For the first nine months of 2014, revenue increased 1.7% to $93.9 million, compared with $92.4 million for the same period a year ago. The increase in revenue was driven by strong consumer response to the Company’s Xbox One and Playstation®4 compatible headsets, partially offset by the aforementioned shift in international sales.

Gross profit for the third quarter was $7.7 million, compared to $8.6 million in the same period in 2013. Gross margin rate increased 70 basis points to 23.3% in the third quarter compared with the same period a year ago primarily due to sales of higher margin headsets and mix of customers compared to the prior year period. Gross margin rate improved by 100 basis points to 26.5% for the first nine months of 2014 compared with the same period a year ago.

Operating expenses increased 26.1% to $15.1 million, compared to $11.9 million in the same period in 2013. The increase in operating expenses was primarily attributable to costs associated with being a public company, including additional headcount and higher stock-based compensation costs, and investments in personnel and product development to support future growth of HyperSound technology, partially offset by lower business transaction costs. For the first nine months of 2014, operating expenses, excluding $3.7 million and $2.3 million in business transaction costs in 2014 and 2013 respectively, increased 37.2% to $42.1 million, compared to $30.7 million in the same period a year ago.

Net loss for the third quarter was ($5.6) million, or ($0.13) per diluted share, compared to a net loss of ($1.4) million or ($0.11) per diluted share in the same period a year ago.

Adjusted EBITDA (as defined below) for the headset business totaled approximately ($1.7) million compared to $0.6 million in the third quarter of 2013. Adjusted EBITDA on a consolidated basis was ($4.5) million, reflecting investments of approximately $2.5 million in the HyperSound business during the quarter. For the first nine months of 2014, Adjusted EBITDA for the headset business totaled approximately ($1.5) million as compared to ($1.2) million in the same period a year ago. Adjusted EBITDA on a consolidated basis was ($8.4) million for the first nine months of 2014, reflecting investments of approximately $6.7 million in the HyperSound business during the first nine months of 2014.

Balance Sheet Review

The company ended the quarter with approximately $4.4 million in cash and cash equivalents compared to $6.5 million as of December 31, 2013. As of September 30, 2014, the Company had cash, cash equivalents and available borrowings under its credit facility totaling $18.1 million. Outstanding debt at September 30, 2014 decreased 44% or $28.4 million to $36.2 million compared to $64.6 million at December 31, 2013. Total inventory as of September 30, 2014 was $46.6 million, a decrease of 25.2% compared to the same period in 2013.

Outlook

For the fourth quarter of 2014, the Company expects net revenue for the Turtle Beach headset business to be in the range of $91 to $101 million, representing an increase of approximately 12% at the mid-point of the range over the same period a year ago. Fourth quarter adjusted EBITDA for the headset business is expected to be in the range of $19 to $21 million, representing an increase of approximately 29% at the mid-point of the range over the same period a year ago. Total company fourth quarter adjusted EBITDA is expected to be in the range of $16 to $18 million, reflecting the impact of an anticipated roughly $3 million investment in HyperSound.

For the full year 2014, the Company is revising its outlook based on several factors, including lowered industry forecasts for the gaming headset industry, particularly with respect to old generation consoles, the delay in certain AAA game title launches into 2015 and one-time logistical cost impacts related to the recent console transition. The Company now expects net revenues for the Turtle Beach headset business to be in the range of $185 to $195 million for the full year 2014, representing an increase of approximately 6% at the mid-point of the range over 2013. For the full year, adjusted EBITDA for the headset business is now expected to be in the range of $18 to $20 million, representing an increase of approximately 32% at the mid-point of the range over 2013. Total company 2014 adjusted EBITDA is expected to be in the range of $8 to $10 million, reflecting the impact of a $10 million anticipated HyperSound investment.

Third Quarter Presentation

The Company also announced it has posted a third quarter business and earnings summary presentation on its corporate website. The presentation can be accessed at http://corp.turtlebeach.com/investor-relations.

Conference Call Details

Juergen Stark, CEO, and John Hanson, CFO, will host a conference call and simultaneous webcast to discuss the financial results and outlook today, November 10, 2014, at 1:30 PM Pacific Time / 4:30 PM Eastern Time.

To participate in the conference call, investors should dial (855) 425-4205 (domestic) or (920) 663-6272 (international), and provide the pass code 2265531, 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.turtlebeachcorp.com. An archive of the webcast will be available on the Company’s website for approximately one year, and a recorded replay of the call will be available for one week at (855) 859-2056 and (404) 537-3406 and entering conference ID number 22655316.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. These non-GAAP financial measures relate to presenting Adjusted EBITDA for the periods presented. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), non-cash amortization of payments to founders and certain business transaction expenses. Management adjusts net income (loss) for business transaction costs because it believes that such items are not representative of core operations. Please see a reconciliation of GAAP results to Adjusted EBITDA, which is included below for the three and nine months ended September 2014 and 2013.

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About Turtle Beach Corporation

Turtle Beach Corporation (TurtleBeachCorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (TurtleBeach.com), the company markets premium headsets for use with video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4, personal computers and mobile devices. Under the brand HyperSound® (HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s Prospectus Supplement filed with the SEC on April 24, 2014, the Company’s Form 10-Q for the quarter ended June 30, 2014 and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company any is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

For more information:

David Lowey

Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,416	$6,509
Accounts receivable, net	26,712	48,542
Inventories, net	46,557	49,643
Deferred income taxes	13,918	2,214
Prepaid income taxes	1,329	2,925
Prepaid expenses and other current assets	5,866	3,561

Total Current Assets	98,798	113,394
Property and equipment, net	5,174	7,369
Goodwill	80,974	—
Intangible assets, net	40,025	3,972
Deferred income taxes	6,101	827
Other assets	650	1,745

Total Assets	$231,722	$127,307

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facilities	$28,663	$39,736
Term loan	—	14,500
Subordinated notes - related parties	7,506	—
Accounts payable	28,650	44,136
Due to shareholders	—	3,125
Other current liabilities	8,039	9,712

Total Current Liabilities	72,858	111,209
Series B redeemable preferred stock	14,621	13,713
Deferred income taxes	14,325	850
Subordinated notes	—	10,342
Other liabilities	2,041	1,986

Total Liabilities	103,845	138,100

Commitments and Contingencies
Series A convertible stock, $0.01 par value - 50,000,000 shares authorized; 48,689,555 shares issued and outstanding as of December 31, 2013	—	24,345
Stockholders’ Equity (Deficit)
Common stock, $0.001 par value - 50,000,000 shares authorized; 42,011,463 and 12,700,460 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	42	13
Additional paid-in capital	126,739	(54,031)
Retained earnings	929	18,775
Accumulated other comprehensive income	167	105

Total Stockholders’ Equity (Deficit)	127,877	(35,138)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$231,722	$127,307

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net Revenue	$33,325	$38,299	$93,909	$92,352
Cost of Revenue	25,576	29,653	69,053	68,759

Gross Profit	7,749	8,646	24,856	23,593

Operating expenses:
Selling and marketing	7,962	7,665	22,660	21,783
Research and development	2,797	1,027	6,866	3,239
General and administrative	4,311	1,648	12,582	5,678
Business transaction costs	—	1,607	3,744	2,287

Total operating expenses	15,070	11,947	45,852	32,987

Operating loss	(7,321)	(3,301)	(20,996)	(9,394)
Interest expense	866	2,017	6,161	4,580
Other non-operating expense (income), net	334	(217)	239	256

Loss before income tax benefit	(8,521)	(5,101)	(27,396)	(14,230)
Income tax benefit	(2,883)	(3,699)	(9,550)	(7,186)

Net loss	$(5,638)	$(1,402)	$(17,846)	$(7,044)

Net loss per share:
Basic	$(0.13)	$(0.11)	$(0.46)	$(0.55)
Diluted	$(0.13)	$(0.11)	$(0.46)	$(0.55)
Weighted average number of shares:
Basic	41,962	12,700	38,869	12,700
Diluted	41,962	12,700	38,869	12,700

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 3.

	Three Months Ended September 30, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj Business Transaction Expense	Adj EBITDA
Net Revenue	$33,325	$—	$—	$—	$—	$33,325
Cost of Revenue	25,576	(48)	(66)	(151)	—	25,311

Gross Profit	7,749	48	66	151	—	8,014

Operating Expense	15,070	(1,243)	(245)	(1,368)	—	12,214

Operating loss	(7,321)	1,291	311	1,519	—	(4,200)

Interest expense	866
Other non-operating expense (income), net	334					334

Loss before income tax benefit	(8,521)
Income tax benefit	(2,883)

Net loss	$(5,638)			Adjusted EBITDA		$(4,534)

	Nine Months Ended September 30, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj Business Transaction Expense	Adj EBITDA
Net Revenue	$93,909	$—	$—	$—	$—	$93,909
Cost of Revenue	69,053	(155)	(80)	(219)	—	68,599

Gross Profit	24,856	155	80	219	—	25,310

Operating Expense	45,852	(4,184)	(728)	(3,697)	(3,744)	33,499

Operating loss	(20,996)	4,339	808	3,916	3,744	(8,189)

Interest expense	6,161
Other non-operating expense (income), net	239					239

Loss before income tax benefit	(27,396)
Income tax benefit	(9,550)

Net loss	$(17,846)			Adjusted EBITDA		$(8,428)

Table 3. (continued)

	Three Months Ended
	September 30, 2013
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj Business Transaction Expense	Adj EBITDA
Net Revenue	$38,299	$—	$—	$—	$—	$38,299
Cost of Revenue	29,653	(41)	—	(15)	—	29,597

Gross Profit	8,646	41	—	15	—	8,702

Operating Expense	11,947	(1,120)	(251)	(641)	(1,607)	8,328

Operating loss	(3,301)	1,161	251	656	1,607	374

Interest expense	2,017
Other non-operating expense (income), net	(217)					(217)

Loss before income tax benefit	(5,101)
Income tax benefit	(3,699)

Net loss	$(1,402)			Adjusted EBITDA		$591

	Nine Months Ended
	September 30, 2013
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Adj Business Transaction Expense	Adj EBITDA
Net Revenue	$92,352	$—	$—	$—	$—	$92,352
Cost of Revenue	68,759	(125)	—	(56)	—	68,578

Gross Profit	23,593	125	—	56	—	23,774

Operating Expense	32,987	(2,926)	(712)	(1,863)	(2,814)	24,672

Operating loss	(9,394)	3,051	712	1,919	2,814	(898)

Interest expense	4,580
Other non-operating expense (income), net	256					256

Loss before income tax benefit	(14,230)
Income tax benefit	(7,186)

Net loss	$(7,044)			Adjusted EBITDA		$(1,154)